                                                                       Exhibit 4

These shares are held  directly by the  Irrevocable  Trust of James J. Kim f/b/o
Children of David D. Kim dated  11/11/05,  of which David D. Kim and John T. Kim are Co-Trustees,  and are  beneficially  owned indirectly by David D. Kim as the income beneficiary. Each of the reporting persons disclaims beneficial ownership of the  securities,  and this report shall not be deemed an  admission  that the reporting  person is the  beneficial  owner of such  securities  for purposes of
Section 16 of the  Securities  Exchange Act of 1934, as amended or for any other purpose.